Exhibit 8.1

O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, NY 10036	T: +1 212 326 2000 F: +1 212-326-2061 omm.com

January 3, 2022

AFC Gamma, Inc.
525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL 3340

Re:	Registration Statement on Form S-11

Ladies and Gentlemen:

We have acted as special tax counsel to AFC Gamma, Inc., a Maryland corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-11 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).

You have requested our opinion concerning certain federal income tax considerations in connection with the issuance and sale from time to time of a number of shares of common stock, $.01 par value per share (the “Common Stock”), of the Company, including with respect to its election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

In rendering our opinion, we examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement, (2) the corporate charter of the Company, as supplemented by Articles Supplementary filed with the appropriate State of Maryland authorities, (3) the organizational documents of AFC Warehouse Holdings, LLC (“AFC Warehouse”) and AFC Management, LLC (the “Manager”), (4) the AFC Gamma, Inc. Stock Incentive Plan, and (5) such other documents and information provided to us as we deemed relevant to our opinion.

In addition, we have been provided with a certificate, dated January 3, 2022 (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the formation and operation of the Company, the Manager and AFC Warehouse.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC
Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents provided by the Company, including the Officer’s Certificate. We have consequently assumed, with your permission, that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts, documents, or assumptions in a material way.

We have assumed for the purposes of this opinion that (i) the Company is validly organized and duly incorporated under the laws of the State of Maryland, is in good standing with the Maryland State Department of Assessments and the issuance and sale of the Common Stock has been duly authorized, (ii) the Manager is duly organized and a validly existing limited liability company under the laws of the State of Delaware, (iii) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (iv) the operative documents are enforceable in accordance with their terms, (v) the Company has been and will continue to be organized and operated in the manner described in the Officer’s Certificate and the Registration Statement and the other relevant documents referred to above and (vi) the representations in the Officer’s Certificate are and will remain true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) or with similar qualification or that are qualified as to materiality are and will be true, correct and complete as if made without such qualification. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Based on the foregoing, we are of the opinion that:

1.          The Company has met the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2020 and through its taxable year ended December 31, 2021, and the Company’s organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2022 and each taxable year thereafter.

2.          The statements set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and complete in all material respects.

However, such sections of the Registration Statement are not exhaustive and do not purport to discuss any state or local tax considerations or all possible federal income tax considerations of the purchase, ownership and disposition of the Common Stock. In addition, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. O’Melveny & Myers LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and its subsidiaries, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws or the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Registration Statement under the headings “U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP